Exhibit 99.2

Ritter Pharmaceuticals Initiates First Pivotal Phase 3 Trial for RP-G28 for the Treatment of Lactose Intolerance

Conference Call Today - June 27, 2018 at 4:30 p.m. ET

LOS ANGELES (June 27, 2018) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of RP-G28, a drug candidate with the potential to be the first FDA-approved treatment for lactose intolerance (LI), today announced that the first patient has been enrolled in the first pivotal Phase 3 clinical trial of RP-G28.

“The initiation of this Phase 3 clinical trial for RP-G28, called the “Liberatus” study, is an important milestone not only for the company, but potentially for the way lactose intolerance is treated,” said Andrew J. Ritter, co-founder and president of Ritter Pharmaceuticals, Inc. “To date, there are no prescription drugs available to treat this condition, and we believe that our approach of modulating the microbiome in the gut may have a tremendous impact on the day-to-day lives of millions who suffer from lactose intolerance. We look forward to providing further information and updates on the trial as they become available.”

Liberatus Study Design Description:

The purpose of this study is to determine the efficacy, safety and tolerability of RP-G28 to treat LI when compared to placebo. The study is a multicenter, randomized, double-blind, placebo-controlled, parallel-group study conducted in the United States. The estimated enrollment of the trial will be 525 participants conducted at approximately 28 sites. The protocol design includes a 2-week screening period that includes one week of study drug administration, a randomized 30-day study drug treatment period and a 90-day “real world experience” period to assess study drug response and durability of effect after treatment as patients consume their normal diets including dairy products. There will be a second randomized, 30-day, study drug treatment period to assess safety and efficacy of a repeat round of therapy. The primary endpoint of the study will be the mean change in LI symptom composite score 30-days post-treatment compared to baseline. Secondary endpoints will evaluate LI signs and symptoms and global assessment outcomes to evaluate patients’ continued treatment benefit. The study will utilize the prior validated symptom assessment measure and patient questionnaires to capture relevant outcomes. In addition, risk-based data review will be used to monitor and assess potential protocol deviations and site quality indicators.

“The Liberatus protocol includes a number of study design improvements and additional site and data safeguards incorporating learnings from previous clinical studies of RP-G28,” said Diane J. Plotkin, vice president of clinical development at the Company. “These modifications aim to help ensure the consistent performance, quality, and integrity of data collected by the multiple sites participating in the study in order to best capture the efficacy and meaningfulness of treatment benefit compared to placebo.”

Conference Call

Ritter Pharmaceuticals will host a conference call, after market close, today at 4:30p.m. ET (1:30 p.m. PT). The conference call can be accessed by dialing 1-877-270-2148 for domestic callers and 1-412-902-6510 for international callers and requesting the “Ritter Pharmaceuticals Phase 3 Trial Initiation” conference call. The conference call will also be available via webcast in the Investor section of the Company’s website under “Events and Presentations” (http://www.ritterpharmaceuticals.com/investors/events-presentations) and an archive of the teleconference will be available on the website for 90 days following the call.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 has been studied in Phase 2 trials, and is now in Phase 3 clinical development. The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including statements regarding the management transition and the timing and commencement of our first Phase 3 clinical trial. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

John Beck
310-203-1000
john@ritterpharma.com

Media Contact:

Jules Abraham
CoreIR

917-885-7378

julesa@coreir.com